EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


                                 EKOR AGREEMENT
         MOSCOW - WASHINGTON                                MAY 15, 2000

 This Agreement, made this 15 day of May, 2000, between the International Union of Public Associations "Euro-Asian Physical Society" (EAPS), a corporation of the Russian Federation, having a place of business at 119034, Kursovoy bystr. 17, Moscow, Russian Federation (hereafter referred to as "Licensor") and EUROTECH, Ltd, a corporation of the District of Columbia, USA, having a place of business at 10306 Eaton Place, Suite 220, Fairfax, VA 22030 (hereafter referred to as "Licensee").

 Witnesseth that:

         Whereas, Licensor has certain patent and technical information rights relating to certain organo-silicon compositions used to produce so-called EKOR materials for environmental protection,

         Whereas, Licensor is willing to exclusively license to Licensee its patent rights filed anywhere in the world (including the Russian Federation) and its worldwide technical information rights to make and commercialize EKOR materials,

         Whereas, Licensee shall appoint Licensor as its exclusive representative for the territory of the Russian Federation, on the basis specified below, it being understood that Licensee retains the right to sign contracts in the Russian Federation and Licensee shall provide other consideration to Licensor as set forth herein

                  Therefore, Licensor and Licensee agree as follows:

1.       Prior Agreements

         1.1 All prior agreements and oral understandings by Licensor granting rights relating to EKOR are cancelled as of the date of this Agreement, whether with Licensee or third parties, as are any prior obligations or Licensee debts of relating to the subject matter of this agreement.

2.       Scope of Patent Rights and Technical Information

         2.1 "Patents" are all patent rights filed anywhere in the world in the possession of Licensor as of the date of this Agreement and relating to EKOR materials and their production and use, including but not limited to the patents and patent applications listed in the attached Schedule A, as well as any patents granted on any such patent application, or on any continuing, or divisional application based thereon, as well as any patent granted on any of those patent applications, and any reexamined or reissued patent based thereon, and any extension of any such patent.


         2.2 'Technical Information" is all technical information in the possession of Licensor as of the date of this Agreement relating to EKOR materials, their production, and use.

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EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


3.       Licensee Grant

         3.1 In return for the consideration specified herein, Licensor grants to Licensee the exclusive worldwide right to use and disclose the Technical Information and exclusive rights under the Patents, provided however that:

                  3.1.1 Licensee appoints Licensor as its exclusive sales representative for EKOR materials in the territory of the Russian Federation, provided however that Licensee retains for itself the sole right to sign contracts in the Russian Federation.

         3.2 The rights of Licensee include, but are not limited to, the right to manufacture and use EKOR components and materials, sell the same, and assist customers in using the same.

         3.3 Licensee may sublicense its rights hereunder, subject to the payment provisions set forth herein.

         3.4 In the event that any of the Patent rights or Confidential Information rights licensed hereunder are infringed by a third party, Licensee shall have the right, at its own expense and in its own name, to pursue legal action to cause such infringement to stop. All proceeds from any such legal an action shall be retained by Licensee.

         3.5 Licensor agrees that it will provide assistance to Licensee in obtaining and enforcing patents, and protecting confidential information, and will execute such papers as may be needed to do so.

4.       Engineering Specifications

         4.1 All the engineering specifications indispensable and sufficient for manufacturing the products under the license are to be transferred by Licensor to an authorized representative of Licensee after the completion of all the necessary investigations along with test samples.

         4.2 The transfer of Engineering Specifications to Licensee shall be acknowledged by an acceptance report.

         4.3 Licensor may retain a copy of the Engineering Specifications for its own internal needs, but shall maintain it in confidence.

5.       Improvements

         5.1 During the term of the Agreement, Licensor shall promptly inform Licensee in writing of all improvements by Licensor concerning the Patents and production under the Agreement. All such improvements by Licensor shall be subject to the License grant in paragraph 3.

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EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


6.       Other Representations

         6.1 Licensor represents that as of the date of this Agreement it knows of no patent or other rights of third parties that would be infringed by practicing the license granted herein, and that Licensor has the right to grant the Patent and Technical Information rights as set forth herein. Page 2


         6.2 Licensor represents that it is technically feasible to make the products subject to the license using the Technical Information granted hereunder

         6.3 Upon presentation of bills, Licensee shall pay all patent expenses of attorneys and governments relating to the patent rights granted hereunder, it being understood that decisions as to incurring further patent expenses shall hereafter be made by Licensee.

         6.4 Licensor shall fund its research and development effort necessary to develop experimental samples and technical guidelines for the production of the licensed product in commercial quantities.

7. Technical Assistance in the Manufacture of the Products under the License

         7.1 At the request of Licensee, Licensor shall continue to work on development of technical information relating to EKOR materials and other technology development the budget for any such work shall be submitted in advance in writing by Licensor to Licensee. Licensee shall reimburse Licensor for the work involved authorized by Licensee promptly upon submission of written statements. It is understood mat Licensor shall work only with Licensee on the technology subject to this Agreement, it being an exclusive relationship between Licensor and Licensee as to the subject matter of this Agreement. Thus, Licensor may not offer its services in areas relating to the subject matter of this Agreement to third parties without the written permission of Licensee. Thus, Licensor may not accept payments from third parties relating to the subject matter of this Agreement, for work done in the past or in the future.

         7.2 To render technical assistance to Licensee in perfecting production under the license, and also to teach the staff of the Licensee the methods of operation concerning the manufacture and application of the products under the license, the Licensor, at the request of the Licensee, is obliged to send to a place designated by Licensee the required number of experts. Licensee shall inform the Licensor of its request, as soon as practically possible, prior to the date of expected departure of experts from the Russian Federation, and such experts shall be dispatched as soon as possible.

         7.3 Licensee shall provide the experts of the Licensor, during the time of their stay at the place designated by Licensee, a hotel, vehicles for traveling to a place of work and back, and reasonable food and telephone service.

         7.4 All the expenses associated with sending the experts of Licensor to assist Licensee in producing the licensed product, including the payment for visas, passports, cost of tickets to a place of their destination and back, and also a fee depending on qualification of the experts, are borne by Licensee. The fee for such experts shall be reasonable and shall be agreed upon by the Parties prior to any trip, in writing.

         7.5 Licensor is obligated to keep together the technical team and maintain its technical expertise required to provide the assistance specified under this Paragraph 7.

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EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


         7.6 Should Licensor and Licensee agree that it is desirable for Licensor to send technical experts to other sites designated by Licensee to assist in use of products made under this Agreement, the parties shall agree in writing in advance on all financial arrangements for such assistance.

8.       Payments to Licensor

         8.1 In addition to payments previously made to Licensor on behalf of Licensee for the rights and information provided by Licensor to Licensee hereunder and any payments under Paragraph 7, in return for the initial rights under Paragraph 3 and improvement rights under Paragraph 5 hereof, Licensee shall pay Licensor:

                  8.1.1 Ten thousand USA dollars (US $10,000) per month for sixty (60) months following the date of this Agreement, and

                  8.1.2 After the sixty (60) month period mentioned in 8.1, a royalty of one tenth of one percent (0.1%) of the sales of product made hereunder, for any product imported, made, used, or sold under any Patent licensed hereunder and/or made using any Technical Information provided by Licensee hereunder during the confidentiality term set forth in Paragraph 9.1.

                  8.1.3 The US $10,000 payments under Paragraph 8.1.1 shall be reduced for any month by the amount that Licensee in that month has paid Licensor under Paragraph 7.1, up to a maximum of US $10,000 per month.

         8.2 No other payments shall be due to Licensor from Licensee for the rights hereunder, either by an Agreement directly between Licensor and Licensee or through an intermediate party.

         8.3 Licensee shall pay all U.S. taxes incurred in connection with payments to Licensor hereunder. Otherwise, each of the parties shall each be responsible for its own taxes due to any government.

9.       Confidentiality

         9.1 For a period of fifteen (15) years from the date of this Agreement (the date first written above), the parties shall keep confidential the technical information provided by Licensor to Licensee hereunder (including but not limited to engineering specifications, production information, commercial information, etc.), and shall take all reasonable steps necessary to maintain confidentiality. Licensee shall use the information to make and sell products; Licensor shall use the information only to assist Licensee.

         9.2 Only those persons on the staff of the Licensor and Licensee and their associates who are connected directly with the transfer of the technical documentation and information are permitted to receive disclosures regarding production of the licensed product.

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EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


10.      Protection of the Rights Being Transferred

         10.1 Licensee shall maintain in force the licensed Patents during the term of the present Agreement, provided however that if Licensee believes that any particular patent or patent application in any particular country has insufficient commercial value, it may abandon that patent application or patent after first giving Licensor the opportunity to pay the relevant expenses. Licensor shall respond to any such notice within two (2) months or be considered to have no interest. If Licensor does elect to pay the expenses of any such patent right, Licensee and its sublicensees and customers shall have a royalty-free license thereunder.

         10.2 If Licensee decides to patent further inventions of the Licensor, Licensee may do it upon written notice to the Licensor.

         10.3 This Agreement may be modified only in writing, signed by both parties.

         10.4 This Agreement and the rights and obligations herein may not be assigned by either party, except that Licensee may assign the same to a successor of Licensee as to the entire business relating to this Agreement.

         10.5 This Agreement is executed in duplicate on 6 (six) pages in both Russian and English each to have the same legal effect. In the event of an inconstancy, the English version shall govern.

         10.6 This Agreement shall be governed by the law of the District of Columbia and the USA.

         10.7 In the event of a dispute, the parties shall first attempt in good faith to resolve the dispute by discussions.

11.      Term of Agreement

         11.1 The term of this Agreement shall be the longer of the life of the Patents or the term of confidentiality set forth in Paragraph 9.1

12.      Addresses and data on the Parties

         12.1     Licensor:
                  International Union of the Public 'Euro-Asian Physical Society' (EAPS) 119034, Kursovoy bystr. 17, Moscow, Russian Federation
                  Ph. 943-76-77, Fax 943-76-86
                  Account number: 40703840538200200216
                  Name of the Bank: Saving Bank of the Russian Federation Moscow Bank (Khoroshevskoye branch 7972)
                  Bank address: 123060, Raspletina Str. 10, Moscow, Russian Federation
                  Bank account 3030184063800603820
                  Swift code: SABR RU MM 100
                  Correspondent Bank: Bank of New York New York, NY, USA
                  Account of Saving Bank of the RF with correspondent bank:
                  890-0057-610
                  Swift Code: IRVT US 3N

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

EX-10.1.2.1 - EKOR Agreement dated as of May 15, 2000 between Euro-Asian
              Physical Society and Eurotech, Ltd. Modifying the EKOR license


         12.2     Licensee:
                  EUROTECH, Ltd. 10306 Eaton PL, Suite 220, Fairfax, VA 22030 Ph. 703-352-4399, Fax 703-352-5994
                  BANK of America N.A. 6610 Rockledge Drive
                  Bethesda, Maryland 20817
                  Account Number: 003918966754


In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above.

Licensor:
INTERNATIONAL UNION OF PUBLIC ASSOCIATIONS
"EURO-ASIAN PHYSICAL SOCIETY" (EAPS)



 /S/ DR. MARINA KOZODAEVA
----------------------------------------------------
Signature

DR. MARINA KOZODAEVA
--------------------
Typed or printed name:

EAPS DIRECTOR GENERAL
---------------------
Title:



Licensee:
EUROTECH, LTD.


 /S/ DON V. HAHNFELDT
----------------------------------------------------
Signature

DON V. HAHNFELDT
----------------
Typed or printed name:


PRESIDENT & CEO
---------------
Title:

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